UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

November 7, 2017
Date of Report (Date of Earliest Event Reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD
In response to questions being raised by investors and potential investors in Sotheby’s (the "Company") common stock since the release of proposed tax reform legislation by the House of Representatives on Thursday, November 2, 2017, the Company released the following information:
Based on a sample of 2017 sale transactions, the Company estimates that consignors who are believed to have taken advantage of Section 1031 treatment for capital gains generated by the sale of their property have only accounted for approximately 2% of auction commission revenue and less than 6% of private sale commission revenue in the trailing twelve month period.
In response to questions regarding the impact on our business of recent anti-corruption measures being undertaken by the government of Saudi Arabia, the Company estimates that sales of property to national citizens from the Kingdom of Saudi Arabia have accounted for less than 0.25% of net auction sales in 2016 and the first nine months of 2017.
In light of this data, it is the Company’s view that the potential abolition of Section 1031 treatment for the sale of collectible assets or the continuation of anti-corruption measures in Saudi Arabia will have little overall impact on the Company’s revenues or profitability.
FORWARD LOOKING STATEMENTS
This Form 8-K contains certain forward looking statements, as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. Other considerations, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and financial markets, political conditions in various countries, competition with other auction houses and art dealers, the amount and quality of property available for consignment and the marketability at auction of such property. Please refer to our most recently filed Form 10-K for a complete list of Risk Factors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ David G. Schwartz

David G. Schwartz
Senior Vice President,
Chief Securities Counsel and Corporate Secretary

Date:	November 7, 2017

2